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FORM 3                                                      OMB APPROVAL
------                                               OMB Number 3235-0104
                                                     Expires: September 30, 1998
                                                     Estimated average burden
                                                     hours per response......0-5
                                                   -----------------------------


                U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
            Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(PRINT OR TYPE RESPONSES)

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
1. Name and Address of Reporting Person*    2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
                                               Requiring Statement
LAWRENCE           KURT            I           (Month/Day/Year)       INFOCURE CORPORATION (INC)
                                                   8/31/98
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(Last)            (First)         (Middle)  3. IRS or Social Security  5. Relationship of Reporting Person    6. If Amendment, Date
                                               Number of Reporting           (Check all applicable)              of Original
4666 JEFFERSON TOWNSHIP LANE                   Person (Voluntary)       ___ Director         ___10% Owner        (Month/Day/Year)
                                                                         X  Officer (give    ___Other (specify
--------------------------------------------                            ---    title below)            below) 7. Individual or
                  (Street)                                            VICE PRESIDENT-RESEARCH & DEVELOPMENT      Group Filing
                                                                                                                 (Check Applicable
                                                                                                                  line)
                                                                                                               X  Form filed by
MARIETTA          GEORGIA          30066                                                                      --- One Reporting
                                                                                                                  Person
                                                                                                              ___ Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
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(City)             (State)         (Zip)
                                                         TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                          2. Amount of Securities      3. Ownership         4. Nature of Indirect Beneficial
   (Instr. 4)                                    Beneficially Owned           Form Direct          Ownership (Instr. 5)
                                                 (Instr. 4)                   (D) or Indirect
                                                                              (I) (Instr. 5)
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COMMON STOCK                                           78,852                       D
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COMMON STOCK                                           10,177                       I                         BY WIFE
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly                   (Over)
* If the Form is filed by more than one reporting person, see Instruction 5(b)(v)                                   SEC 1473 (7/96)


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FORM 3 (continued)     Table II - Derivative Securities Beneficially Owned
                       (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative Security   2. Date Exercisable  3. Title and Amount       4. Conversion     5. Ownership       6. Nature of
   (Instr. 4)                        and                  of Securities             or Exercise       Form of            Indirect
                                     Expiration Date      Underlying Derivative     Price of          Derivative         Beneficial
                                     (Month/Day/Year)     Security                  Derivative        Security           Ownership
                                                          (Instr. 4)                Security          Direct (D)         (Instr. 5)
                                  ---------------------------------------------                       or Indirect (I)
                                                                                                      (Instr. 5)
                                  Date        Expir-       Title      Amount or
                                  Exer-       ation                   Number of
                                  cisable     Date                    Shares
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STOCK OPTION (RIGHT TO BUY)        (1)      01/01/2008  COMMON STOCK   40,000        $9.81                D
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STOCK OPTION (RIGHT TO BUY)       1/1/02    01/01/2008  COMMON STOCK      800        $9.81                D
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Explanation of Responses:

(1)  As of 1/1/99, exercisable as to 10,000 shares; as of 1/1/00, exercisable as to 20,000 shares; as of 1/1/01, exercisable as to
     30,000 shares; as of 1/1/02, exercisable as to 40,000 shares.

** Intentional misstatements or omissions of facts constitute               /s/ Kurt I. Lawrence                 September 8, 1998
   Federal Criminal Violations.                                             ------------------------------       -----------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                 **Signature of Reporting Person            Date
                                                                                   Kurt I. Lawrence
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays the current valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1473 (7/96)
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